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                                                                    EXHIBIT 11.1

                                  TEKGRAF, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  FOR THE THREE MONTHS ENDED
                                                          JUNE 30,
                                                    2000             1999
                                                    ----             ----
Net loss                                         $     (585)       $     (109)

Basic and diluted weighted average number of
  common shares                                   6,161,664         6,161,664

Basic and diluted net loss per share             $    (0.09)       $    (0.02)
                                                 ==========        ==========